EXHIBIT 10.15

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT (this “Agreement”), dated as of May 16, 2022 (the “Effective Date”), by and between Kirby Corporation, a Nevada corporation (the “Company”), and Scott Miller (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.
Certain Definitions.
(a)
“Affiliated Company” means any company controlled by, controlling or under common control with the Company.
(b)
“Cause” means any one or more of the following: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For this purpose, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company, or (C) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the

Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 1(b)(1) or 1(b)(2), and specifying the particulars thereof in detail.
(c)
“Change of Control” means:
(1)
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(c), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(c)(3)(A), 1(c)(3)(B) and 1(c)(3)(C);
(2)
Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(3)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(4)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(d)
“Change of Control Period” means the period (i) commencing on the date on which the Company enters into a definitive written agreement that, if the transactions contemplated therein are consummated, would result in a Change of Control (a “Definitive Agreement”) and (ii) ending on the second anniversary of the date on which a Change of Control occurs (or, if earlier, the date on which the Definitive Agreement terminates without consummation of a Change of Control).
(e)
“Code” means the Internal Revenue Code of 1986, as amended.
(f)
“Company Group” means the Company its Affiliated Companies.
(g)
“Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(h)
“Equity Award” means any stock option, restricted stock or restricted stock unit or such other equity award granted to the Executive prior to, or after, the Effective Date pursuant to the Company’s stock option and equity incentive award plans or agreements.
(i)
“Good Reason” means any one or more of the following without the Executive’s written consent: (i) a material reduction in the Executive’s base annual salary; (ii) a material adverse change in the Executive’s authority, duties or responsibilities (other than temporarily while The Executive is physically or mentally incapacitated or as required by applicable law); (iii) a material breach by the Company of any material provision of this Agreement (or by a member of the Company Group of any material provision or any other written agreement between The Executive and the Company Group member regarding his or her services thereto); or (iv) the Company requires that the Executive move his or her principal place of employment to a location that is thirty (30) or more miles from his or her current principal place of employment and the new location is farther from his or her primary residence. The Executive may not terminate his or her employment for “Good Reason” unless (A) the Executive gives the Company written notice of the event within thirty (30) days of the occurrence of the event, (B) the Company fails to remedy the event within thirty (30) days following its receipt of the notice, and (C) the Executive terminates his or her employment with the Company within sixty (60) days following the Company’s receipt of written notice.
(j)
“Highest Annual Base Salary” means, as of any date during a Change of Control Period, the greater of (i) the Executive’s annual base salary as of such date or (ii) the Executive’s highest annual base salary at any time during the two-year period immediately preceding such date, in each case including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies.
(k)
“Other Benefits” has the meaning given in Section 5.
Section 2.
Term; Termination or Amendment.
(a)
Unless, this Agreement is terminated in accordance with Section 2(b) below, this Agreement shall extend for a term (the “Term”) commencing on the Effective Date and ending the second anniversary of the Effective Date (the “Initial Expiration Date”). If this Agreement is not previously terminated, the Term shall automatically renew for one (1) additional year beginning on the day following the Initial Expiration Date and each subsequent anniversary thereof (each, a “Renewal Date”), unless the Company elects not to extend the Term by providing The Executive with written notice (a “Non-Renewal Notice”) of such election not less than ninety (90) days prior to the last day of the then-current Term (each of the Initial Expiration Date and the last day of any then-current extended Term, the “Expiration Date”). Except as otherwise provided in the preceding sentence, no such termination or any amendment of this Agreement shall become effective during the term of this Agreement without the Executive’s written consent, and any such purported termination or amendment of this Agreement during a Change of Control Period, whether pursuant to the preceding sentence or otherwise, without the Executive’s written consent shall become effective no earlier than the expiration of the Change of Control Period.
(b)
If this Agreement is not previously terminated, this Agreement shall terminate upon the termination of the Executive’s employment; provided that, all obligations and liabilities of the parties hereto arising in connection with such termination of employment or otherwise accruing under this Agreement shall survive such termination.
(c)
The Company shall have the right to amend this Agreement without the Executive’s consent, which amendment shall be evidenced in writing and be effective as of the relevant Renewal Date; provided that, (i) the Executive is provided with written notice of the Company’s election to amend the Agreement at least ninety (90) days prior to such Renewal Date, and (ii) no such amendment adversely affects the Executive.

Section 3.
Obligations of the Company upon Termination during Change of Control Period.
(a)
Good Reason; Other Than for Cause, Death or Disability. If, during a Change of Control Period, the Company terminates the Executive’s employment other than for Cause, Disability or death or the Executive terminates employment for Good Reason, then, subject to Section 4 and subject to the Executive’s compliance with his or her obligations under Section 8:
(1)
the Company shall pay to the Executive, in a lump sum in cash within 60 days after the Date of Termination, the aggregate of the following amounts:
(A)
the sum of (i) the Executive’s annual base salary through the Executive’s date of termination to the extent not theretofore paid, and (ii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (i) and (ii), the “Accrued Obligations”);
(B)
the amount equal to the product of (i) 2.0 and (ii) the Executive’s Highest Annual Base Salary;
(C)
the amount equal to the product of (i) 2.0 and (ii) the Executive’s target annual bonus as of such date under the Company’s annual incentive bonus plan, or any comparable bonus under any predecessor or successor plan;
(D)
the amount equal to the product of (x) the profit sharing contribution, if any, made by the Company under The Kirby Corporation Profit Sharing Plan, as amended (the “Profit Sharing Plan”) to the Executive’s account for the year immediately preceding the year in which the Change of Control occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;
(E)
the amount equal to the product of (i) twenty-four (24) and (ii) the full monthly cost of premiums Executive would pay in the first calendar month immediately following the calendar month that includes the Executive’s termination date if the Executive timely elected to continue coverage at the level in effect immediately prior to the Executive’s termination date in any Company Group member’s group medical, dental, vision or prescription drug plans in which the Executive or the Executive’s eligible dependents are entitled to continue participation under Section 4980B of the Code or other similar applicable law;
(2)
the Executive will be fully vested in any outstanding Equity Award the amount or vesting of which is to be determined based on the achievement of performance criteria (each a “Performance-Based Equity Award”), with the performance criteria deemed achieved at the greater of (A) target levels for the relevant performance period(s) or (B) actual performance as of the date immediately preceding the Executive’s termination date;

(3)
the vesting of each Equity Award outstanding as of the Executive’s termination date that is not a Performance-Based Equity Award shall be determined by the terms of the applicable equity incentive plan and award agreement; and
(4)
except to the extent otherwise set forth in the last sentence of Section 5, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits in accordance with the terms of the underlying plans and agreements.
(b)
Death. If the Executive’s employment is terminated by reason of the Executive’s death during a Change of Control Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(c)
Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during a Change of Control Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(d)
Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during a Change of Control Period or the Executive voluntarily terminates employment during a Change of Control Period without Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
Section 4.
Release Requirement. As a condition to receiving any payments under Section 3(a), the Executive will be required to execute and not revoke a general release of claims against the Company Group, in a form reasonably acceptable to the Company, with such general release becoming effective (and any applicable revocation period having lapsed) on or before the sixtieth (60th) day after the Executive’s termination date.
Section 5.
Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 3(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.
Section 6.
Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”). In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Section 7. Potential Parachute Payment Adjustment.

(a)
If the payments and benefits provided to the Executive under this Agreement or under any other agreement with, or plan of, the Company or any Person or entity which is a party to a transaction involving any member of the Company Group (the “Total Payment”) (i) constitute a “parachute payment” as defined in Code Section 280G and exceed three (3) times the Executive’s “base amount” as defined under Code Section 280G(b)(3), and (ii) would, but for this Section 7(a) be subject to the excise tax imposed by Code Section 4999, then the Executive’s payments and benefits under this Agreement shall be either (A) paid in full, or (B) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Code Section 4999, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of Total Payment (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by the Executive). If a reduction of the Total Payment is necessary, cash payments provided for herein shall first be reduced (such reduction to be applied first to the earliest payments otherwise scheduled to occur), and the non-cash benefits provided for herein shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest). If, as a result of any reduction required by this Section 7, amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.
(b)
All determinations required to be made under this Section 7, including whether reductions are necessary, may be made, in the discretion of the Company, by an accounting or financial consulting firm selected by the Company for such purposes (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
Section 8.
Restrictive Covenants.
(a)
Covenant Not to Disclose Confidential Information. The Executive acknowledges that, during the course of his or her employment with the Company, he or she has or will have access to and knowledge of certain information and data that the Company or other members of the Company Group consider confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company Group. As a consequence, the Executive hereby agrees and acknowledges that he or she owes a duty to the Company not to disclose, and agrees that, during or after the term of his or her employment, without the prior written consent of the Company, he or she will not communicate, publish or disclose, to any person anywhere or use any Confidential Information (as hereinafter defined) for any purpose other than carrying out his or her duties as contemplated in connection with his or her employment with respect to the Company or any Company Group member. The Executive will use his or her best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized Person and, in particular, will not permit any Confidential Information to be read, duplicated, or copied. Notwithstanding the foregoing, the Executive may disclose such Confidential Information to the extent required by applicable law or as a consequence of any judicial or regulatory proceeding, based upon the opinion of legal counsel and only after the Executive has requested that such Confidential Information be preserved to the maximum extent practicable. To the extent permitted by law, the Executive will advise the Company in advance of any intended disclosure to comply with legal requirements. The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control when the duties of the Executive no longer require the Executive’s possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any reason and will not retain any copies thereof. Notwithstanding the foregoing, nothing herein prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that he or she has made such reports or disclosures. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any other member of the Company Group or any of their representatives that is not known generally to the industry in which any member of the Company Group is or may be engaged (other than as a result of disclosure by the Executive in violation of this Agreement), including without limitation, any and all trade secrets, proprietary data and information relating to any member of the Company Group’s past, present, or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data that the Company or any other member of the Company Group advises the Executive should be treated as confidential information.
(b)
Covenant Not to Compete. In partial consideration for the Executive’s access to Confidential Information and the benefits provided by this Agreement, the Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the Executive’s termination of employment for any reason during a Change of Control Period, the Executive shall not, unless the Executive receives the prior written consent of the Board, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, manager, employee, partner, stockholder, consultant, or otherwise, any Person that competes with any member of the Company Group in (i) the business of providing marine transportation services, operating tank barges or towing vessels; (ii) the business of selling after-market service or genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, energy storage battery systems, or related oilfield services equipment, or servicing component parts for equipment used in oilfield services, marine, power generation, on-highway and other industrial application; or (iii) the conduct of a business enterprise that is in a business segment that contributes five percent (5%) or more to the Company’s gross revenue or deploys five percent (5%) or more of the Company’s fixed assets. Ownership by the Executive, as a passive investment, of less than three percent (3%) of the outstanding securities of any organization with securities listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 8(b).
(c)
Covenant not to Solicit Customers. In partial consideration for the Executive’s access to Confidential Information and the benefits provided by this Agreement, the Executive agrees that while employed by the Company and for a period of twenty-four (24) months after the termination of such employment (for any reason), the Executive shall not (i) persuade or encourage any person that was a client or customer of any member of the Company Group at any time during the twelve (12) months prior to the termination of the Executive’s employment to cease conducting or fail to renew existing business with that member of the Company Group, or (ii) use any confidential or proprietary information of any member of the Company Group to directly or indirectly solicit business from, or to interrupt, disturb, or interfere with any member of the Company Group’s relationships with, any person that was a client or customer of any member of the Company Group at any time during the twelve (12) months prior to the termination of the Executive’s employment.
(d)
Covenant not to Solicit Employees. In partial consideration for the Executive’s access to Confidential Information and the benefits provided by this Agreement, the Executive agrees that while employed by the Company and for a period of twenty-four (24) months after the termination of such employment (for any reason), the Executive shall not solicit, endeavor to entice or induce any employee of any member of the Company Group to terminate such person’s employment or service with such member or accept employment with anyone else; provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder.
(e)
Covenant Against Disparagement. In partial consideration for the Executive’s access to Confidential Information and the benefits provided by this Agreement, the Executive agrees that while employed by the Company and thereafter, he or she will not make any statements disparaging any member of the Company Group or any of their officers, directors, or employees that could reasonably be expected to be harmful to the interests of the Company or the Company Group. This covenant shall not apply to any statement made in the context of any legal or regulatory proceeding or the reporting of possible violations of law or regulation to a governmental agency or entity, as described in Section 8(a).
(f)
Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in this Section 8, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies that may be available to them, shall be entitled to an injunction, including a mandatory injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto), to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm, or company acting in concert or participation with him or her, from the continuation of such breach and, in addition thereto, he or she shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company or any other member of the Company Group by reason of the breach or threatened breach of said covenants and assurances.
(g)
Clawback. The Executive agrees that in the event that the Company determines that the Executive has breached any term of this Section 8, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion require that the Executive repay to the Company, within five (5) business days of receipt of written demand therefor, an amount equal to the amounts paid to or on behalf of the Executive pursuant to Section 3(a).

Section 9.
Successors.
(a)
This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 9(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.
(c)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
Section 10.
Miscellaneous.
(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)
All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)
The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)
The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)
The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, outside of a Change of Control Period, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. During any Change of Control Period, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
(g)
Notwithstanding any provision in this Agreement to the contrary, in the event of a termination of the Executive’s qualifying termination of employment under Section 3(a) before the date on which a Change of Control occurs, any payments that are deferred compensation within the meaning of Section 409A of the Code that the Company shall be required to pay pursuant to Section 3(a) of this Agreement shall be paid on the date of such Change of Control. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

{Signature Page Follows}

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed its name on its behalf, all as of the day and year first above written.

/s/ Scott Miller

Scott Miller

KIRBY CORPORATION

/s/ David W. Grzebinski
Name: David W. Grzebinski
Title: President and Chief Executive Officer